Q 2 2 0 2 2 SHAREHOLDER LET TER

P E L O T O N Q 2 : 2 0 2 2 | 2 P E L O T O N I N T E R A C T I V E , I N C . SECOND QUARTER F Y 2022 HIGHLIGHTS All financial comparisons are on a year-over-year basis unless otherwise noted. • Q2 ending Connected Fitness Subscriptions grew 66% to 2.77 million and paid Digital Subscriptions grew 38% to 862 thousand; total Members grew to over 6.6 million • Q2 total revenue grew 6% to $1,133.9 million • Q2 Connected Fitness Subscription Workouts grew 26% to 123.2 million, averaging 15.5 Monthly Workouts per Connected Fitness Subscription, versus 21.1 in the year- ago period • Q2 Average Net Monthly Connected Fitness Churn was 0.79%; Q2 12-month retention rate was 92% • Q2 Gross Margin was 24.7%; Connected Fitness Product Gross Margin was 6.4%, Subscription Gross Margin was 67.9%, and Subscription Contribution Margin was 71.4% • Q2 Net Loss was $(439.4) million, $(1.39) per diluted share; Q2 Adjusted EBITDA was $(266.5) million, representing an Adjusted EBITDA Margin of (23.5)% • FY 2022 Q3 guidance: – Approximately 2.93 million ending Connected Fitness Subscriptions – $950 million to $1 billion total revenue – Gross profit margin of approximately 23% – $(140) million to $(125) million Adjusted EBITDA • Updated Full FY 2022 guidance: – Approximately 3.0 million ending Connected Fitness Subscriptions – $3.7 billion to $3.8 billion total revenue – Gross profit margin of approximately 28% – $(675) million to $(625) million Adjusted EBITDA The Company will host a conference call today at 8:30am Eastern Time. The U.S. toll free dial-in for the conference call is 1-877-667-0469, and the international dial-in number is 1-346-406-0807. The Conference ID is 1271026. A live webcast of the conference call will also be available on the investor relations page of the company’s website at https://investor. onepeloton.com. C O N N E C T E D F I T N E S S S U B S C R I P T I O N S 0 500 1,000 1,500 2,000 2,500 3,000 Q2Q1Q4Q3Q2Q1Q4Q3 886 1,091 1,334 1,667 2,081 2,331 2,492 2,767 FY 2022FY 2020 FY 2021 (in $ millions)(in thousands) (in thousands) 0 250 500 750 1,000 1,250 Q2Q1Q4Q3Q2Q1Q4Q3 524.6 607.1 757.9 805.2 1,064.8 1,262.3 1,133.9 936.9 FY 2022FY 2021FY 2020 Q U A R T E R L Y T O T A L R E V E N U E C O N N E C T E D F I T N E S S Q U A R T E R L Y W O R K O U T S A V G . M O N T H L Y W O R K O U T S P E R C O N N E C T E D F I T N E S S S U B 0 30000 60000 90000 120000 150000 Q2Q1Q4Q3Q2Q1Q4Q3 44,155 76,817 77,767 98,075 149,541 134,334 120,515 123,224 FY 2022FY 2020 FY 2021 5 10 15 20 25 Q2Q1Q4Q3Q2Q1Q4Q3 15.5 17.7 24.7 20.7 26.0 19.9 16.6 21.1 FY 2022FY 2020 FY 2021

P E L O T O N Q 2 : 2 0 2 2 | 3 Fellow Shareholders – For several months, I have been working closely with our Board of Directors, discussing how best to ensure Peloton is built to last well into the future. Among other actions being taken, together, we have decided that now is the right time to introduce the next phase of leadership at this great company. It is with great pride in what the Peloton team has built, and a recognition for where we need to go, that I will be transitioning from my CEO role and will assume the role of Executive Chair of the Board of Directors. While I will always be Peloton’s most loyal Member and biggest supporter, I couldn’t think of a better CEO for Peloton’s next stage of growth than Barry McCarthy. Barry has served in senior leadership roles at Spotify and Netflix and has been a longtime advisor and board member at public and private technology companies. This collective experience and his proven track record of execution will serve Peloton well, and I’m eager to have the opportunity to partner with him and support him as Executive Chair. In addition, William Lynch is transitioning from his role as President of Peloton to a non-executive director on the Board. He’s been an important member of our team since the early days, and we are grateful for his many contributions in this role. We look forward to continuing to benefit from his expertise on our Board. As we work to unlock the tremendous value inherent in Peloton, there are a number of other important changes we’re announcing today. These changes follow extensive work completed over the last several months to better align our investments and organizational structure with our updated view of the post-COVID demand landscape. Our objective is clear: we are taking steps to best position Peloton for sustainable growth, while also establishing a clear path to consistent profitability. The comprehensive restructuring actions we are announcing today will streamline our teams and reporting structures, increase P&L accountability, create a more efficient and flexible supply chain, and enforce greater investment discipline to ensure our spending meets appropriate return thresholds. As part of this program, we are announcing a meaningful reduction of our workforce, which will impact nearly all of our operations and across almost all levels. It is not easy to say goodbye to valued colleagues and friends, each of whom have made important contributions to helping build Peloton into the company it is today. Decisions like these were not taken lightly, and we will work hard to assist impacted teammates with their transitions.

P E L O T O N Q 2 : 2 0 2 2 | 4 When fully implemented, we expect our restructuring initiatives to yield at least $800 million in annual run-rate cost savings across operating expense efficiencies and material improvements in our Connected Fitness gross margin. The COGS savings will primarily come from efficiencies in procurement, manufacturing, and logistics. Operating expense savings will come from a wide range of initiatives, including corporate workforce reductions, marketing spend efficiencies, changes to our real estate strategy, optimized software costs, and more tightly controlled outside services spend. We have also decided to wind down the development of Peloton Output Park. While we still see strategic merit in diversifying our manufacturing footprint and developing capabilities in North America over the long term, we believe Tonic and our third party manufacturing partners can support our growth for the next few years. This has been a humbling time for Peloton, but we remain confident in the fundamentals of our business, the strength of our platform, and the significant growth potential for Connected Fitness and our leadership position within it. The decisions we have made will make us a leaner and more nimble organization that is better able to execute against our sizable growth opportunity. Importantly, our operational restructuring will not negatively impact our instructor roster, number of classes produced, or range of class modalities. As we adjust our operations, our commitment to putting our Members first and to increasing the accessibility of our platform remains unchanged. Consistent with this, we will continue to invest in our business moving forward. Through the integration of hardware, software, and streaming media, we offer Members a motivating, convenient, and cost-effective fitness experience, whether they are life-long fitness enthusiasts or just beginning their fitness journeys. Our high net promoter scores, strong retention rates, and passionate community provide clear evidence of our value proposition and the positive impact we have on millions of Members’ lives each and every day. But, our investments will be made more judiciously and with greater discipline than we have exhibited over the past several quarters. While not directly related to our restructuring, in addition to Barry joining the Board, we also announced the appointment of two new Board members, Angel Mendez and Jonathan Mildenhall. Angel is a proven supply chain leader at the intersection of software, technology, and industrial operations. He currently serves as Executive Chairman of the Board of LevaData Inc., an AI company focused on supply chain management, and previously held executive roles at HERE Technologies and Cisco. Jonathan, who co-founded TwentyFirstCenturyBrand and previously served as CMO

P E L O T O N Q 2 : 2 0 2 2 | 5 of Airbnb, is a globally recognized creative leader in marketing and advertising. We also want to thank Erik Blachford, who has served as a director since 2015 and is stepping down from his role on the Board, for his many contributions to Peloton. While this has been a very challenging time for all of us at Peloton, our Members and community have been a source of positive feedback and have reinforced our conviction in the Connected Fitness opportunity – and the role we play in this growing category. Indeed, when I co-founded Peloton we were a five-person fitness group who aimed to bring the community and excitement of boutique fitness into the home. Today, we are over 6.6 million Members strong. As we look to execute on the next phase of our company’s transformation, we are clear-eyed that it will not occur overnight and that our progress may not be linear. However, we are confident the changes we are making will lead to improved and more consistent operating performance. We look forward to reporting on our progress and sharing more details in the coming months. John

Lateral Lunge
1:07
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ZONE
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32.8

INTRODUCING PELOTON GUIDE

We are excited to officially announce the launch of Peloton Guide, our first connected fitness strength product, on April 5. The Peloton App already enables Members to stream great fitness workouts with world-class instructors on any screen in their home, including their TV. Priced at $495, Guide further enhances the full-body workout experience through a number of unique product features:

- **Body activity features** allow Members to see what movements will be in a class, understand correct form, and see which muscles were worked each day to guide the next workout.
- **Metric-driven accountability** through a smart camera with Peloton's unique Movement Tracker pushes our Members to complete every strength movement in every class.
- **Form matching**, via a picture-in-picture feature lets Members simultaneously see themselves side by side with the instructor.
- **All-new Peloton Heart Rate Band** that comes with the Guide empowers Members to understand exertion levels and track effort.

Guide will be supported with dedicated content, including exclusive programs for all levels, live full-body training classes with instructors, and an extensive move library to help Members learn and perfect proper form. Guide represents a compelling value in the strength category and we will continue to add new features and content to continuously improve the value proposition.

PELOTON Q2: 2022 | 6

SOFTWARE

In October, we launched Guest Pass, a referral program enabling Members to share extended Peloton App trials with their friends. Available on iOS and web, Guest Pass leverages our growing word of mouth flywheel to bring high-quality incremental users into our ecosystem. The early results are encouraging, with users referred via Guest Pass completing more workouts and converting to paid Digital and Connected Fitness Subscriptions at a higher rate than those acquired by other means.

CONTENT

Music has always been at the heart of the Peloton experience, and our sizable and growing member base makes us a desirable partner for the music industry. During Q2, we announced the newest installment of our Peloton x Beyoncé Artist Series, which featured 22 classes across nine modalities in three languages and our Ivy Park apparel collaboration. We were also thrilled to introduce our first ever Artist Series featuring Taylor Swift, a long-standing top member request, as well as series centered around Queen, Foo Fighters, ABBA, and The Beatles.

In total, Members took over 5 million Artist Series classes during the quarter, an over 50% sequential increase from Q1.

During the quarter, we launched Boxing, which represented the last leg of a two year fitness modality development plan, totaling 14 fitness modalities. Boxing is an engaging and efficient full body workout that appeals to all fitness levels and has been on our member wishlist for years. Our initial offering is a Boxing Program featuring 3 of our instructors (Kendall Toole, Rad Lopez and Selena Samuela) and based on member response, we have already added to our class strategy (with additional live and recorded classes) and intend to continue expanding the content and instructor offering going forward.

We were also delighted to add Logan Aldridge to our team during Q2. Logan is our first adaptive athlete instructor who, in addition to teaching classes, serves in an off-air training specialist role, assisting all our instructors to ensure their content is accessible and inclusive. We remain committed to being the most inclusive fitness brand in the world and will continue to take steps to achieve this goal.


PELOTON
RED
TAYLOR'S VERSION
TAYLOR SWIFT
PELOTON

PELOTON Q2: 2022 | 7

GET HOOKED:
PELOTON
BOXING

Q2 2022 SUMMARY

We ended the quarter with 2.77 million Connected Fitness Subscriptions, representing 66% year-over-year growth. Total revenue grew 6% to $1,133.9 million, driven by higher Subscription revenue and the contribution from Precor, partly offset by a decline in Connected Fitness Product sales against a difficult year-ago comparison. Digital subscriptions grew 38% to 862 thousand, driven by strong gross additions over the past year, including through our initial corporate wellness partnerships. Operating expense grew 93% year-over-year to $706 million, reflecting growth in marketing, as well as investments in systems, capabilities, and research and development. Net loss was $(439.4) million and Adjusted EBITDA totaled $(266.5) million, yielding a (23.5)% Adjusted EBITDA margin, compared to a year-ago margin of 11.0%.

Total platform workouts (both Connected Fitness and Digital) grew to over 139 million in the quarter from 113 million in the year-ago quarter.

PELOTON Q2: 2022 | 8

PELOTON INTERACTIVE, INC.

FINANCIAL DISCUSSION

REVENUE

We generated total revenue of $1,133.9 million, growing 6% year-over-year. Connected Fitness segment revenue, which includes the contribution from Precor, was $796.4 million, representing an 8% year-over-year decline and 70% of total revenue. The decline reflected fewer Connected Fitness unit sales against a very strong year-ago comparison, and the impact of the August 2021 price reduction on our original Bike. Subscription revenue grew to $337.5 million, representing 73% year-over-year growth and 30% of total revenue. Our Connected Fitness subscription base climbed to 2.77 million at the end of Q2, representing year-over-year growth of 66%, reflecting the impact of Connected Fitness Product deliveries and secondary market activations, as well as continued low Average Net Monthly Connected Fitness Churn of 0.79%. As of December 31, 99% of our Connected Fitness Subscribers were on month-to-month payment plans.

In Q2, Average Monthly Workouts per Connected Fitness Subscription were 15.5, below the pandemic-aided 21.1 figure last year, but representing 23% growth from engagement levels during Q2 2020. Connected Fitness Subscribers worked out with us 123.2 million times, up from 98.1 million workouts in the same period last year, representing 26% year-over-year growth.

SECOND QUARTER FISCAL 2022

REVENUE

$1,133.9 million

+6% Y/Y

CONNECTED FITNESS REVENUE

$796.4 million

-8% Y/Y

SUBSCRIPTION REVENUE

$337.5 million

+73% Y/Y

CONNECTED FITNESS ACTIVITY

123.2 million workouts

+26% Y/Y

PELOTON Q2: 2022 | 9

PELOTON INTERACTIVE, INC.

FINANCIAL DISCUSSION

GROSS PROFIT

Gross profit in Q2 was $280.2 million and 24.7% of revenue, representing a 34% year-over-year decline. Connected Fitness segment gross profit was $51.0 million in Q2, representing an 83% year-over-year decline. Our Connected Fitness segment gross margin was 6.4%, a 2,892 basis point decline versus last year. Compared to the year-ago period, our Connected Fitness gross profit margin was primarily impacted by the August 2021 Peloton Bike price reduction, higher supply chain and logistics expenses per delivery, increased material and component part costs, and charges associated with the voluntary recalls of Tread+ and Tread.

Subscription gross profit was $229.3 million in Q2, representing 95% year-over-year growth. Subscription gross margin was 67.9%, up from 60.3% in the year-ago period. Subscription Contribution was $240.9 million in Q2, representing 89% year-over-year growth. Subscription Contribution Margin was 71.4%, versus 65.3% in the prior year period. The improvement to last year reflected continued fixed cost leverage, as well as favorability in certain variable costs.

For a reconciliation of non-GAAP financial measures to their corresponding GAAP measures, please refer to the reconciliation tables in the section titled "Key Operating Metrics and Non-GAAP Financial Measures--Non-GAAP Financial Measures."

SECOND QUARTER FISCAL 2022

GROSS PROFIT

$280.2 million

24.7% of revenue

CONNECTED FITNESS GROSS PROFIT

$51.0 million

6.4% of revenue

SUBSCRIPTION GROSS PROFIT

$229.3 million

67.9% of revenue

SUBSCRIPTION CONTRIBUTION

$240.9 million

71.4% of revenue

PELOTON Q2: 2022 | 10

PELOTON INTERACTIVE, INC.

FINANCIAL DISCUSSION

OPERATING EXPENSES

Total operating expense was $705.9 million, and grew 93% year-over-year, representing 62.3% of total revenue versus the prior year period of 34.4%.

Sales and marketing expense was $349.6 million, and grew 97% year-over-year, representing 30.8% of total revenue versus the prior year period of 16.7%. The year-over-year increase reflected a return to typical holiday marketing this year.

General and administrative expense was $248.7 million, and grew 76% year-over-year, representing 21.9% of total revenue versus 13.2% in the prior year. Significant investments in teams, systems, and Member support accounted for the increased year-over-year spending.

Research and development expense was $100.0 million and grew 110% year-over-year, representing 8.8% of total revenue, versus 4.5% in the year-ago period. The year over year deleverage reflects the onboarding of several acqui-hires and the R&D team from Precor.

SECOND QUARTER FISCAL 2022

TOTAL OPERATING EXPENSES

$705.9 million

62.3% of revenue

SALES AND MARKETING

$349.6 million

30.8% of revenue

GENERAL AND ADMINISTRATIVE

$248.7 million

21.9% of revenue

RESEARCH AND DEVELOPMENT

$100.0 million

8.8% of revenue

PELOTON Q2: 2022 | 11

PELOTON INTERACTIVE, INC.

FINANCIAL DISCUSSION

PROFITABILITY

Net loss for Q2 was $(439.4) million versus net income of $63.6 million in the same period last year. Q2 Adjusted EBITDA was $(266.5) million representing an Adjusted EBITDA Margin of (23.5)% versus 11.0% in the same period last year. Basic and diluted earnings per share were $(1.39).

BALANCE SHEET

We ended Q2 with $1.6 billion in cash and cash equivalents. We also have a $500.0 million revolving credit facility, which remains undrawn to-date.

Second quarter operating cash flow was $(447) million. Capital expenditures were $91.2 million, the majority of which were related to construction of Peloton Output Park in Troy Township, Ohio.

SECOND QUARTER FISCAL 2022

NET LOSS

$(439.4) million

ADJUSTED EBITDA

$(266.5) million

(23.5)% margin

CASH AND CASH EQUIVALENTS

$1.6 billion

PELOTON Q2: 2022 | 12

PELOTON INTERACTIVE, INC.

Q3 AND FULL FISCAL YEAR 2022 BUSINESS OUTLOOK

FY 2022 Q3 GUIDANCE

- Approximately 2.93 million ending Connected Fitness Subscriptions
- $950 million to $1 billion total revenue
- Gross profit margin of approximately 23%
- $(140) million to $(125) million Adjusted EBITDA

UPDATED FULL FY 2022 GUIDANCE

- Approximately 3.0 million ending Connected Fitness Subscriptions
- $3.7 billion to $3.8 billion total revenue
- Gross profit margin of approximately 28%
- $(675) million to $(625) million Adjusted EBITDA

We expect approximately $950 million to $1 billion of revenue in Q3 and $3.7 billion to $3.8 billion for the full year. Our forecast extrapolates traffic trends from the first half of the year into the second and incorporates assumed demand impacts from reduced sales and marketing spend and the implementation of delivery and set-up surcharges on January 31st.

For our Connected Fitness segment only, we are presenting margin commentary excluding restructuring charges that are added back in our adjusted EBITDA calculation. We believe this approach will offer more constructive modeling guidance.

For Q3, we expect a Gross Margin of approximately 23%, embedding expectations for a Connected Fitness Product Gross Margin of approximately 6% and a Subscription Contribution Margin of approximately 71%. The year-over-year reduction in our Connected Fitness gross margin reflects deleverage from our reduced demand plan and a limited benefit from our pricing changes and warehouse restructuring, which will be more consequential in Q4. We expect our Subscription Contribution Margin will continue to expand year-over-year as we realize efficiencies against fixed content production costs, as well as favorability in certain variable costs.

For the full year, we now expect a Gross Margin of approximately 28%, a reduction from our previous forecast of 32%, reflecting the same factors as listed above. This outlook embeds full-year expectations for a Connected Fitness Product Gross Margin of approximately 11% and a Subscription Contribution Margin of approximately 71%.

We intend to manage discretionary spend tightly in the back-half of the year, which along with our sales and margin outlook, informs our Q3 Adjusted EBITDA loss estimate of $(140) million to $(125) million. Our revised outlook for full year FY22 EBITDA is a range of $(675) million to $(625) million.

We remain comfortable with our balance sheet position and expect to exit the year with approximately $1.2 billion in cash and $500 million of additional revolver capacity.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, many of the costs and expenses that may be incurred in the future. We have provided a reconciliation of GAAP to non-GAAP financial measures for the first quarter in the reconciliation tables at the end of this letter.

PELOTON Q2: 2022 | 13

P E L O T O N Q 2 : 2 0 2 2 | 1 4 P E L O T O N I N T E R A C T I V E , I N C . Q2 2022 CONFERENCE CALL AND WEBCAST assumptions and other important factors that could cause actual results to differ materially from those stated, including, without limitation: our ability to achieve and maintain future profitability; our ability to attract and maintain Subscribers; our ability to effectively manage our growth; our ability to accurately forecast consumer demand of our products and services and adequately maintain our inventory; our ability to execute and achieve the benefits of our restructuring initiative and other cost saving measures; our ability to anticipate consumer preferences and successfully develop and introduce new products and services; demand for our products and services and growth of the connected fitness products industry; our ability to predict our long-term performance and declines in our revenue growth as our business matures; the direct and indirect impacts to our business and financial performance from the COVID-19 pandemic; the effects of increased competition in our markets and our ability to compete effectively; our reliance on and our ability to partner with third parties such as music licensors, service providers, and suppliers; declines in sales of our Bike and Bike+; our reliance on and lack of control over third-party suppliers, contract manufacturers and logistics partners for our Connected Fitness Products; our dependence on third-party licenses for use of music in our content; actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; our ability to maintain, protect, and enhance our intellectual property; our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally; and those risks and uncertainties described in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 2 and “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2021, as such factors may be updated in our filings with the Securities and Exchange Commission, which are available on the Investor Relations page of our website at https://investor.onepeloton.com/investor-relations and on the SEC website at www.sec.gov. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward- looking statements speak only as of the date of this shareholder letter, and we undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law. W E B C A S T We will host a Q&A session at 8:30am ET on Tuesday, February 8th, 2022 to discuss our financial results. To participate in the live call, please dial 1 (877) 667-0469 (US / Canada) or 1 (346) 406-0807 (international) and provide conference ID 1271026. A live webcast of the call will be available at https://investor.onepeloton. com/investor-relations/ and will be archived on our site following the call. We want to thank our entire Peloton Family for all their hard work, especially our delivery, warehouse, and Member experience teams who continue to work under challenging circumstances to service our Members. We continue to be inspired by the courage and commitment of our growing Peloton community and remain committed to delivering the world’s leading connected fitness experience. Stay safe and well, Team Peloton S A F E H A R B O R S T A T E M E N T This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward- looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this shareholder letter other than statements of historical fact, including, without limitation, statements regarding our expected financial results for the third quarter and fiscal year of our fiscal 2022; our execution of and the expected benefits from our restructuring initiative and cost saving measures; the composition of our board of directors; changes to our leadership team; details regarding and the timing of the launch of new products and services, including Peloton Guide; our future operating results and financial position; our profitability; our objectives for future operations; statements regarding our future performance and our market opportunity. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward- looking statements, though not all forward-looking statements use these words or expressions. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short- term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and

PELOTON INTERACTIVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share amounts)

ASSETS	12/31/2021 UNAUDITED	06/30/2021
Current assets:		
Cash and cash equivalents	$ 1,606.9	$ 1,134.8
Marketable securities	—	472.0
Accounts receivable, net	94.7	71.4
Inventories, net	1,541.3	937.1
Prepaid expenses and other current assets	213.7	202.8
Total current assets	3,456.6	2,818.1
Property and equipment, net	737.6	591.9
Intangible assets, net	229.2	247.9
Goodwill	224.4	210.1
Restricted cash	87.7	0.9
Operating lease right-of-use assets, net	705.5	580.1
Other assets	41.6	36.7
Total assets	$ 5,482.5	$ 4,485.6
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Accounts payable and accrued expenses	$ 1,136.0	$ 989.1
Customer deposits and deferred revenue	240.5	164.8
Operating lease liabilities, current	80.8	61.9
Other current liabilities	24.4	27.2
Total current liabilities	1,481.7	1,243.0
Convertible senior notes, net	846.7	829.8
Operating lease liabilities, non-current	743.7	620.4
Other non-current liabilities	41.5	38.3
Total liabilities	3,113.6	2,731.5
Commitments and contingencies		
Stockholders' equity		
Common stock, $0.000025 par value; 2,500,000,000 and 2,500,000,000 Class A shares authorized, 302,778,818 and 270,855,356 shares issued and outstanding as of December 31, 2021 and June 30, 2021, respectively; 2,500,000,000 and 2,500,000,000 Class B shares authorized, 28,668,327 and 29,291,774 shares issued and outstanding as of December 31, 2021 and June 30, 2021, respectively.	—	—
Additional paid-in capital	4,048.8	2,618.9
Accumulated other comprehensive income	18.3	18.2
Accumulated deficit	(1,698.2)	(883.0)
Total stockholders' equity	2,368.9	1,754.1
Total liabilities and stockholders' equity	$ 5,482.5	$ 4,485.6

PELOTON Q2: 2022 | 15

PELOTON INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

UNAUDITED *(in millions, except share and per share amounts)*

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Six Months Ended December 31, 2021	Six Months Ended December 31, 2020
Revenue:				
Connected Fitness Products	$ 796.4	$ 870.1	$ 1,297.4	$ 1,471.5
Subscription	337.5	194.7	641.7	351.2
Total revenue	1,133.9	1,064.8	1,939.1	1,822.7
Cost of revenue: (1)(2)				
Connected Fitness Products	745.5	562.8	1,186.2	927.0
Subscription	108.3	77.2	210.0	142.2
Total cost of revenue	853.7	640.0	1,396.2	1,069.2
Gross profit	280.2	424.8	543.0	753.5
Operating expenses:				
Sales and marketing (1)(2)	349.6	177.4	633.9	292.1
General and administrative (1)(2)	248.7	141.1	489.0	249.7
Research and development (1)(2)	100.0	47.5	197.7	84.1
Impairment expense	7.7	–	7.7	–
Total operating expenses	705.9	366.0	1,328.3	625.8
(Loss) income from operations	(425.7)	58.8	(785.4)	127.7
Other (expense) income, net:				
Interest expense	(8.8)	(0.4)	(17.4)	(0.8)
Interest income	0.3	2.3	0.9	5.1
Foreign exchange losses	(1.7)	(0.1)	(7.6)	(0.8)
Other expense, net	(0.4)	–	(0.4)	–
Total other (expense) income, net	(10.6)	1.8	(24.6)	3.5
(Loss) income before provision for income taxes	(436.3)	60.6	(809.9)	131.2
Income tax expense (benefit)	3.1	(3.0)	5.4	(1.7)
Net (loss) income	$ (439.4)	$ 63.6	$ (815.3)	$ 132.8
Net (loss) income attributable to Class A and Class B common stockholders	$ (439.4)	$ 63.6	$ (815.3)	$ 132.8
Net (loss) income per share attributable to common stockholders, basic	$ (1.39)	$ 0.22	$ (2.64)	$ 0.46
Net (loss) income per share attributable to common stockholders, diluted	$ (1.39)	$ 0.18	$ (2.64)	$ 0.39
Weighted-average Class A and Class B common shares outstanding, basic	317,110,297	292,462,184	309,119,648	290,591,037
Weighted-average Class A and Class B common shares outstanding, diluted	317,110,297	347,886,695	309,119,648	344,994,314
Other comprehensive income:				
Net unrealized losses on marketable securities	$ (0.2)	$ (1.3)	$ (0.4)	$ (2.6)
Change in foreign currency translation adjustment	1.9	5.3	2.1	9.1
Net unrealized loss on hedging derivatives	(0.5)	–	(1.5)	–
Total other comprehensive income	1.2	4.0	0.1	6.5
Comprehensive (loss) income	$ (438.2)	$ 67.5	$ (815.2)	$ 139.4

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PELOTON INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (CONTINUED)

UNAUDITED *(in millions, except share and per share amounts)*

(1) Includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Six Months Ended December 31,	
	2021	2020	2021	2020
Cost of revenue				
Connected Fitness Products	$ 6.6	$ 2.0	$ 11.0	$ 3.5
Subscription	5.1	5.1	8.7	9.5
Total cost of revenue	11.7	7.1	19.7	13.0
Sales and marketing	9.0	4.6	15.5	8.0
General and administrative	38.3	21.2	67.8	37.8
Research and development	12.9	4.6	21.7	8.2
Total stock-based compensation expense	$ 71.9	$ 37.5	$ 124.8	$ 67.1

(2) Includes depreciation and amortization expense as follows:

	Three Months Ended December 31,		Six Months Ended December 31,	
	2021	2020	2021	2020
Cost of revenue				
Connected Fitness Products	$ 4.6	$ 1.6	$ 8.2	$ 2.9
Subscription	6.4	4.6	11.9	9.0
Total cost of revenue	11.0	6.2	20.0	11.8
Sales and marketing	8.0	3.3	12.4	6.2
General and administrative	11.9	2.0	21.7	4.8
Research and development	5.1	1.3	10.1	1.4
Total depreciation and amortization expense	$ 36.1	$ 12.8	$ 64.2	$ 24.2

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PELOTON INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED *(in millions)*

	Six Months Ended December 31, 2021	Six Months Ended December 31, 2020
Cash Flows from Operating Activities:		
Net (loss) income	$ (815.3)	$ 132.8
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:		
Depreciation and amortization expense	64.2	24.2
Stock-based compensation expense	124.8	67.1
Non-cash operating lease expense	41.7	28.2
Amortization of premium from marketable securities	3.4	3.5
Amortization of debt discount and issuance costs	17.1	0.2
Impairment expense	7.7	–
Net foreign currency adjustments	6.9	–
Loss (gain) on disposals	2.3	2.1
Changes in operating assets and liabilities:		
Accounts receivable	(23.4)	(18.0)
Inventories	(601.5)	(273.0)
Prepaid expenses and other current assets	(50.8)	(35.2)
Other assets	(8.4)	0.7
Accounts payable and accrued expenses	172.2	331.9
Customer deposits and deferred revenue	75.8	245.7
Operating lease liabilities, net	(24.9)	4.1
Other liabilities	0.6	(3.9)
Net cash (used in) provided by operating activities	(1,007.6)	510.5
Cash Flows from Investing Activities:		
Purchases of marketable securities	–	(449.1)
Maturities of marketable securities	211.0	300.6
Sales of marketable securities	306.7	–
Purchases of property and equipment	(178.4)	(119.4)
Business combinations, net of cash acquired	(11.0)	–
Asset acquisitions, net of cash acquired	(16.0)	(78.1)
Internal-use software costs and other	(12.7)	(0.7)
Net cash provided by (used in) investing activities	299.6	(346.7)
Cash Flows from Financing Activities:		
Proceeds from public offering, net of issuance costs	1,218.8	–
Proceeds from employee stock purchase plan withholdings	15.2	7.2
Proceeds from exercise of stock options	54.2	53.3
Taxes withheld and paid on employee stock awards	–	(16.5)
Principal repayments of finance leases	(1.0)	(0.5)
Net cash provided by financing activities	1,287.2	43.6
Effect of exchange rate changes	(20.3)	5.5
Net change in cash, cash equivalents, and restricted cash	558.9	212.9
Cash, cash equivalents, and restricted cash — Beginning of period	1,135.7	1,037.0
Cash, cash equivalents, and restricted cash — End of period	$ 1,694.6	$ 1,249.9
Supplemental Disclosures of Cash Flow Information:		
Cash paid for interest	$ 0.5	$ 0.3
Cash paid for income taxes	$ 9.1	$ 1.3
Supplemental Disclosures of Non-Cash Investing and Financing Information:		
Property and equipment accrued but unpaid	$ 36.0	$ 47.2
Stock-based compensation capitalized for software development costs	$ 5.1	$ 1.8

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PELOTON INTERACTIVE, INC.

KEY OPERATING METRICS AND NON-GAAP FINANCIAL MEASURES

In addition to the measures presented in our interim condensed consolidated financial statements, we use the following key operational and business metrics and non-GAAP financial measures to evaluate our business, measure our performance, develop financial forecasts, and make strategic decisions.

	Three Months Ended December 31,	
	2021	2020
Ending Connected Fitness Subscriptions	2,766,816	1,667,223
Average Net Monthly Connected Fitness Churn	0.79%	0.76%
Total Workouts (in millions)	123.2	98.1
Average Monthly Workouts per Connected Fitness Subscription	15.5	21.1
Subscription Gross Profit (in millions)	$ 229.3	$ 117.5
Subscription Contribution (in millions) (1)	$ 240.9	$ 127.2
Subscription Gross Margin	67.9%	60.3%
Subscription Contribution Margin (1)	71.4%	65.3%
Net (loss) income (in millions)	$ (439.4)	$ 63.6
Adjusted EBITDA (in millions) (2)	$ (266.5)	$ 116.9
Adjusted EBITDA Margin (2)	(23.5)%	11.0%

(1) Please see the section titled "Non-GAAP Financial Measures—Subscription Contribution and Subscription Contribution Margin" for a reconciliation of Subscription Gross Profit to Subscription Contribution and an explanation for why we consider Subscription Contribution and Subscription Contribution Margin to be a helpful metric for investors.

(2) Please see the section titled "Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted EBITDA Margin" for a reconciliation of net (loss) income to Adjusted EBITDA and an explanation for why we consider Adjusted EBITDA to be a helpful metric for investors.

CONNECTED FITNESS SUBSCRIPTIONS

Our ability to expand the number of Connected Fitness Subscriptions is an indicator of our market penetration and growth. We define a Connected Fitness Subscription as a person, household, or commercial property, such as a hotel or residential building, who has either paid for a subscription to a Connected Fitness Product (a Connected Fitness Subscription with a successful credit card billing or with prepaid subscription credits or waivers) or requested a "pause" to their subscription for up to 3 months. We do not include canceled or unpaid Connected Fitness Subscriptions in the Connected Fitness Subscription count.

AVERAGE NET MONTHLY CONNECTED FITNESS CHURN

We use Average Net Monthly Connected Fitness Churn to measure the retention of our Connected Fitness Subscriptions. We define Average Net Monthly Connected Fitness Churn as Connected Fitness Subscription cancellations, net of reactivations, in the quarter, divided by the average number of beginning Connected Fitness Subscriptions in each month, divided by three months. This metric does not include data related to our Digital Subscriptions for Members who pay a monthly fee for access to our content library on their own devices.

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PELOTON INTERACTIVE, INC.

KEY OPERATING METRICS AND NON-GAAP FINANCIAL MEASURES

TOTAL WORKOUTS AND AVERAGE MONTHLY WORKOUTS PER CONNECTED FITNESS SUBSCRIPTION

We review Total Workouts and Average Monthly Workouts per Connected Fitness Subscription to measure engagement, which is the leading indicator of retention for our Connected Fitness Subscriptions. We define Total Workouts as all workouts completed during a given period. We define a Workout as the completion of at least 50% of an instructor-led class or scenic ride or run, or ten or more minutes of "Just Ride" or "Just Run" mode by a Member associated with a Connected Fitness Subscription. We define Average Monthly Workouts per Connected Fitness Subscription as the Total Workouts completed in the quarter divided by the average number of Connected Fitness Subscriptions in each month, divided by three months.

NON-GAAP FINANCIAL MEASURES

In addition to our results determined in accordance with accounting principles generally accepted in the United States, or GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance.

These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Adjusted EBITDA Margin, Subscription Contribution, and Subscription Contribution Margin should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

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PELOTON INTERACTIVE, INC.

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Adjusted EBITDA and Adjusted EBITDA Margin are key performance measures that our management uses to assess our operating performance and the operating leverage in our business. Because Adjusted EBITDA and Adjusted EBITDA Margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes. We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business.

We calculate Adjusted EBITDA as net (loss) income adjusted to exclude: other expense (income), net; Income tax expense (benefit); depreciation and amortization expense; stock-based compensation expense; impairment expense; product recall costs; litigation and settlement expenses; transaction and integration costs; reorganization, severance, exit, disposal and other costs associated with restructuring plans; and other adjustment items that arise outside the ordinary course of our business. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue.

The following table presents a reconciliation of Adjusted EBITDA to Net (loss) income, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended December 31, *(dollars in millions)*		Six Months Ended December 31, *(dollars in millions)*	
	2021	**2020**	**2021**	**2020**
Net (loss) income	$ (439.4)	$ 63.6	$ (815.3)	$ 132.8
Adjusted to exclude the following:				
Other expense (income), net	10.6	(1.8)	24.6	(3.5)
Income tax expense (benefit)	3.1	(3.0)	5.4	(1.7)
Depreciation and amortization expense	36.1	12.8	64.2	24.2
Stock-based compensation expense	71.9	37.5	124.8	67.1
Impairment expense	7.7	—	7.7	—
Product recalls (1)	14.7	—	27.5	—
Litigation and settlement expenses (2)	25.3	4.4	51.8	7.5
Transaction and integration costs (3)	0.9	3.4	4.0	3.4
Other adjustment items (4)	2.7	—	5.2	5.9
Adjusted EBITDA	$ (266.5)	$ 116.9	$ (500.1)	$ 235.8
Adjusted EBITDA Margin	(23.5)%	11.0%	(25.8)%	12.9%

(1) Represents adjustments and charges associated with the Tread and Tread+ product recall, as well as accrual adjustments. These include a reduction to Connected Fitness Products revenue for actual and estimated future returns of $7.4 million and $18.9 million, recorded costs in Connected Fitness Products cost of revenue associated with inventory write-downs and logistic costs of $5.2 million and $5.7 million, and operating expenses of $2.1 million and $3.0 million associated with recall-related hardware development costs, in each case for the three and six months ended December 31, 2021, respectively.

(2) Includes litigation-related expenses for certain non-recurring patent infringement litigation, consumer arbitration, and product recalls for the three and six months ended December 31, 2021.

(3) Includes transaction and integration costs primarily associated with the acquisition and integration of Precor Fitness for the three and six months ended December 31, 2021 and December 31, 2020.

(4) Includes gains (losses) on disposal of fixed assets of $1.7 million and costs associated with restructuring plans of $1.0 million for the three months ended December 31, 2021 and gains (losses) on disposal of fixed assets of $2.3 million, short-term non-cash purchase accounting adjustment amortization of $1.9 million, and costs associated with restructuring plans of $1.0 million for the six months ended December 31, 2021. Includes $5.9 million of incremental costs associated with COVID-19 for the six months ended December 31, 2020.

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PELOTON INTERACTIVE, INC.

SUBSCRIPTION CONTRIBUTION AND SUBSCRIPTION CONTRIBUTION MARGIN

We use Subscription Contribution and Subscription Contribution Margin to measure our ability to scale and leverage the costs of our Connected Fitness Subscriptions. The continued growth of our Connected Fitness Subscription base will allow us to improve our Subscription Contribution Margin. While there are variable costs, including music royalties, associated with our Connected Fitness Subscriptions, a significant portion of our content creation costs are fixed given that we operate with a limited number of production studios and instructors. The fixed nature of those expenses should scale over time as we grow our Connected Fitness Subscription base.

We believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results because our management uses Subscription Contribution and Subscription Contribution Margin in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance.

We define Subscription Contribution as Subscription revenue less cost of Subscription revenue, adjusted to exclude from cost of Subscription revenue, depreciation and amortization expense, and stock-based compensation expense. Subscription Contribution Margin is calculated by dividing Subscription Contribution by Subscription revenue.

The following table presents a reconciliation of Subscription Contribution to subscription gross profit, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended December 31, *(dollars in millions)*		Six Months Ended December 31, *(dollars in millions)*	
	2021	**2020**	**2021**	**2020**
Subscription Revenue	$ 337.5	$ 194.7	$ 641.7	$ 351.2
Less: Cost of Subscription	108.3	77.2	210.0	142.2
Subscription Gross Profit	$ 229.3	$ 117.5	$ 431.7	$ 209.0
Subscription Gross Margin	67.9 %	60.3%	67.3 %	59.5%
Add back:				
Depreciation and amortization expense	$ 6.4	$ 4.6	$ 11.9	$ 9.0
Stock-based compensation expense	5.1	5.1	8.7	9.5
Subscription Contribution	$ 240.9	$ 127.2	$ 452.3	$ 227.6
Subscription Contribution Margin	71.4%	65.3%	70.5%	64.8%

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